Filed Pursuant to Rule 433
Dated December 14, 2009
Supplementing the Preliminary Prospectus
Supplement dated December 14, 2009
(To Prospectus dated December 14, 2009)
Registration Statement No. 333-163697
$850,000,000
Dr Pepper Snapple Group, Inc.
$400,000,000 1.70% Senior Notes due 2011
$450,000,000 2.35% Senior Notes Due 2012
Final Term Sheet
December 14, 2009

	1.70% Senior Notes due 2011	2.35% Senior Notes due 2012
Issuer:	Dr Pepper Snapple Group, Inc.	Dr Pepper Snapple Group, Inc.

Security:	1.70% Senior Notes due 2011	2.35% Senior Notes due 2012

Size:	$400,000,000	$450,000,000

Maturity Date:	December 21, 2011	December 21, 2012

Coupon (Interest Rate):	1.70%	2.35%

Interest Payment Dates:	Each June 21 and December 21, beginning on June 21, 2010.	Each June 21 and December 21, beginning on June 21, 2010.

Price to Public (Issue Price):	99.924%	99.963%

Trade Date:	December 14, 2009	December 14, 2009

Settlement Date (T+5):	December 21, 2009	December 21, 2009

Yield to Maturity:	1.739%	2.363%

Benchmark Treasury:	UST 0.75% due November 30, 2011	UST 1.125% due December 15, 2012

Benchmark Treasury Price and Yield:	99-26+; 0.839%	99-12+; 1.333%

Spread to Benchmark Treasury:	0.90% (90 basis points)	1.03% (103 basis points)

Make-Whole Call:	T+ 15 basis points.	T+ 20 basis points.

CUSIP Number:	26138E AK5	26138E AL 3

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated UBS Securities LLC	Morgan Stanley & Co. Incorporated UBS Securities LLC

Co-Managers:	Banc of America Securities LLC	Banc of America Securities LLC
	Goldman, Sachs & Co.	Goldman, Sachs & Co.
	J.P. Morgan Securities Inc.	J.P. Morgan Securities Inc.
	Wells Fargo Securities, LLC	Wells Fargo Securities, LLC

Ratings:	Moody’s:Baa3 (Stable Outlook/Positive Watch)	Moody’s:Baa3 (Stable Outlook/Positive Watch)
	S&P: BBB- (Positive Outlook/Positive Watch)	S&P: BBB- (Positive Outlook/Positive Watch)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649 or UBS Securities LLC toll-free at 1-877-827-6444, ext. 561-3884.